EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT




We consent to the use in the amended Registration Statement of Hudson Ventures Inc. on Form SB-2 of our Auditors' Report, dated August 6, 2003, on the balance sheets of Hudson Ventures Inc. as at July 31, 2003 and 2002, and the related statements of loss, cash flows, and stockholders' equity for the year ended July 31, 2003 and for the period from inception on November 30, 2001 to July 31, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.




Vancouver, Canada
"Morgan & Company"

August 26, 2003
Chartered Accountants